EXHIBIT 10.39

DATED 10 November 2000

BROWN & SHARPE GROUP LIMITED

- and -

LANZ FARM LIMITED

- and -

S.I.T.A. PRODUCTS & SERVICES LIMITED

- and -

SITA SA

AGREEMENT

relating to

Gravel Extraction Landfilling Restoration and Aftercare Works

at Harmondsworth Lane Sipson

in the London Borough of Hillingdon

Nabarro Nathanson

Lacon House

Theobald’s Road

London WC1X 8RW

Tel: 020 7 524 6000

AGREEMENT

DATE 10 November 2000

PARTIES

(1)	BROWN & SHARPE GROUP LIMITED (Company Registration Number 1409379) whose registered office is at Metrology House Halesfield 13 Telford Shropshire TF7 4PL (which expression shall include its successors in title and permitted assigns);

(2)	LANZ FARM LIMITED (Company Registration Number 385147) whose registered office is at Galleymead House Bath Road Colnbrook Surrey SL3 0NT (which expression shall include its successors in title and permitted assigns);

(3)	S.I.T.A. PRODUCTS & SERVICES LIMITED (Company Registration Number 1373225) whose registered office is at The Pickeridge Stoke Common Road Fulmer Buckinghamshire SL3 6HA; and

(4)	SITA SA whose registered office is at 132 Rues des Trois Fontanot 92758 Nanterre Cedex France (company registration number: 552 149 908 RC Nanterre).

RECITALS

(A)	Brown & Sharpe is the owner in fee simple of the First Land and the Pink-Hatched Land, Lanz is the owner in fee simple of the Second Land and SITA is the owner in fee simple of the Third Land.

(B)	The parties wish to determine the First Gravel Agreement and to enter into this Agreement in substitution for the First Gravel Agreement.

NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement the following expressions shall where the context so allows have the following meanings:

“Account”

a written account setting out the types and quantities of each type of Waste tipped into the Void together with the charges made for each type of Waste during any one calendar month;

“Aftercare Works”

all works, operations, actions, monitoring, sampling and reporting required to be undertaken to comply with the conditions of the Waste Management Licence during the period after completion of the Restoration Works until surrender of the Waste Management Licence in accordance with section 39 of the Environmental Protection Act 1990;

“Baseline Value”

the value of the net assets of the Guarantor calculated in accordance with the current French standard accounting practice as at the last accounting year end before the date of this Agreement;

“Brown & Sharpe”

Brown & Sharpe Group Limited (Company Registration Number 1409379) (which expression shall include its successors in title and permitted assigns);

“Clay”

any clay extracted by SITA from the Owners’ Land;

“Deed of Counter-Indemnity”

a deed dated 22 August 1991 made between Brown & Sharpe (1) Lanz (2) SITA (then known as Drinkwater Sabey Limited) (3) and Attwoods PLC (4);

“Deed of Grant”

a deed of grant of easement in the form set out in Annex A the details including parties and land affected being altered as appropriate to the circumstances under this Agreement in which such grant is being made;

“Development Up-lift Value”

the increase in value of the whole or any part of the Owners’ Land resulting from the benefit of the Deed of Grant to be granted hereunder by SITA to be determined by calculating the difference in the value of the relevant area before the granting of the Deed of Grant and after the granting of the Deed of Grant (such value to be calculated on the basis of a sale in the open market subject in all respects to the same incumbrances restrictions and benefits);

“Environment”

the meaning set out in section 1 of the Environmental Protection Act 1990;

“Environment Agency”

the body corporate so called and created pursuant to the Environment Act 1995 and charged with implementing and enforcing (inter alia) the provisions of the Environmental Protection Act 1990;

“Environmental Insurance Policy”

the policy for environmental insurance to be issued by Allianz Cornhill International a trading division of Cornhill Insurance plc whose registered office is at 32 Cornhill London EC3V 3LJ (Company No: 84638) in the form set out in Annex B;

“Environmental Law”

any legislation of the European Union and of the United Kingdom Government (including any local authority or other statutory body granted power to issue laws or regulations) any implementing legislation, any form of delegated legislation (including but not limited to, regulations, statutory guidance and any code of practice issued from time to time by any Government Department, Ministry and/or Government Agency), whether or not having effect at the date of this Agreement, and whether or not having retrospective effect, concerning the protection of human health or the Environment or the deposit, treatment, disposal, storage, containment or management of Waste together with all legal rules the common law of nuisance, negligence and the rule in Rylands -v- Fletcher;

“First Gravel Agreement”

an agreement dated 17 February 1988 and made between Brown & Sharpe (1) Lanz (2) SITA (then known as Drinkwater Sabey Limited) (3) and Attwoods PLC (4) as varied by an agreement dated 4 February 1994 contained in a letter from Brown & Sharpe and Lanz to SITA (then known as Drinkwater Sabey Limited) and Attwoods PLC;

“First Land”

all that land at Harmondsworth Lane, Sipson in the London Borough of Hillingdon shown for the purpose of identification only edged green on the Plan and vested in Brown & Sharpe;

“Guarantor”

SITA SA or such person firm or company who replaces SITA SA as guarantor of the performance of SITA’s obligations pursuant to this Agreement in accordance with the provisions of clause 15.2;

“Guarantee”

the form of guarantee to be executed by the Guarantor on execution of this Agreement as set out in Schedule 1;

“Gravel”

all materials including sand and gravel and all other mineral and aggregate deposits reasonably commercially removable from the Land (but excluding Clay);

“Income Threshold”

[ * ] this threshold being subject to review in accordance with clause 8.5;

“Land”

together the First Land the Second Land and the Third Land;

“Lanz”

Lanz Farm Limited (Company Registration Number 385147) (which expression shall include its successors in title and permitted assigns);

“Local Authority”

The London Borough of Hillingdon or any successor body which shall during the Term have jurisdiction under the Planning Acts in respect of the Land;

“Minimum Tonnage of Gravel”

[*] per annum or such lower rate required from time to time by the Local Authority and/or the Environment Agency as notified in writing to SITA and/or the Owners;

“Model”

SITA’s accounting model for undertaking and completing the Restoration Works and Aftercare Works set out in Schedule 2;

*	Confidential portion has been omitted and filed separately with the Commission

“Monitoring Boreholes”

the monitoring boreholes in the stored sub-soil and top-soil on the Pink-Hatched Land and/or the monitoring boreholes (if any) required in accordance with the Removal Works Permission (as appropriate);

“Operative Works”

the works for the extraction of Gravel and Clay from the Land and the subsequent infilling and tipping of Waste into the Void by SITA under the provisions of this Agreement;

“Owners”

Brown & Sharpe and Lanz together and their respective successors in title to the First Land and the Second Land;

“Owners’ Land”

together the First Land and the Second Land;

“Owners’ Representative”

such person as the Owners shall appoint from time to time and shall notify to SITA in writing as being their representative for the purposes of clause 17;

“Payment Year”

a calendar year;

“Pink-Hatched Land”

all that land at Harmondsworth Lane Sipson in the London Borough of Hillingdon shown for the purpose of identification only edged and hatched pink on the Plan and vested in Brown & Sharpe;

“Plan”

the plan annexed hereto;

“Planning Acts”

the Town and Country Planning Act 1990 the Planning (Listed Building and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 and the Planning and Compensation Act 1991 and all statutory instruments made thereunder;

“Planning Agreement”

an agreement pursuant to Section 106 of the Town and Country Planning Act 1990 and made between Brown & Sharpe, Lanz, SITA and the Local Authority;

“Planning Permission”

the planning permission dated 16 September 1991 (Reference no. 43155/89/520) as varied on 20 October 1999 (Reference no. 43155H/99/326) and any further variations or amendments thereto agreed by the parties hereto and the Local Authority;

“Price for Clay”

[ * ] or such greater amount as is agreed or determined from time to time as a result of a review pursuant to clause 17.3;

“Put Option”

means the option granted to Brown & Sharpe and/or Lanz pursuant to clause 16.1 and/or 16.2 (as the case may be);

“Put Option Notice”

means the notice in writing from Brown & Sharpe and/or Lanz to SITA exercising the Put Option;

“Put Option Period”

means the period commencing on the date of this Agreement and ending on the date which is 20 years and 364 days thereafter;

“Quarter Days”

for the purposes of this Agreement shall mean January 1, April 1, July 1 and October 1 and the expression “Quarter Day” shall mean any one of such dates during any Payment Year;

“Quarterly Period”

shall mean the period commencing on a Quarter Day and ending on the day before the next successive Quarter Day;

“Removal Notice”

a notice issued by Brown & Sharpe to SITA requiring SITA forthwith to institute the procedure for agreeing and carrying out the Removal Works in accordance with clause 10.10;

“Removal Works”

works for the removal of stored soil and the relocation of the Monitoring Boreholes from the Pink-Hatched Land to such part of the Owners’ Land as is agreed between Brown & Sharpe and Lanz and notified to SITA in accordance with clause 10;

*	Confidential portion has been omitted and filed separately with the Commission

“Restoration Works”

the full restoration of the Land in accordance with (i) the Waste Management Licence and (ii) the Planning Permission;

“Restoration Works and Aftercare Works Sum”

the amount of money required by SITA to undertake and complete the Restoration Works and Aftercare Works calculated in accordance with the Model;

“Second Land”

all that land at Harmondsworth Lane, Sipson in the London Borough of Hillingdon shown for the purpose of identification only edged pink on the Plan and vested in Lanz;

“S.106 Agreement”

the agreement made under S.106 of the Town and Country Planning Act 1990 between the London Borough of Hillingdon (1) SITA (then known as Drinkwater Sabey Limited) (2) Brown & Sharpe (3) and Lanz (4) and dated 22 August 1991;

“SITA”

S.I.T.A. Products and Services Limited (Company Registration Number 1373225) and its permitted assignees;

“Surrender Date”

the date on which the Environment Agency accepts surrender of the Waste Management Licence in accordance with section 39 of the Environmental Protection Act 1990;

“Term”

the period commencing on the date of this Agreement and ending on 16 October 2025 or the Surrender Date whichever is the earlier;

“Termination Date”

the date SITA receives a notice from the Owners pursuant to and in accordance with clause 11.1;

“Third Land”

all that piece of land at Harmondsworth Lane and Holloway Lane Sipson in the London Borough of Hillingdon shown for the purpose of identification only edged blue on the Plan and vested in SITA;

“Void”

the space under the Land created as a result of the extraction of Gravel and any Clay extracted all in accordance with this Agreement;

“Waste”

the types of materials permitted to be used for infilling of the Void as set out in the Planning Permission and the Waste Management Licence;

“Waste Management Licence”

the waste management licence or licences given under the Environmental Protection Act 1990 or any re-enactment thereof issued by the Environment Agency for the purposes of permitting tipping of Waste in or upon the Land (or part or parts thereof) in a form reasonably satisfactory to SITA and Brown & Sharpe and Lanz and any modifications thereof;

“Works”

together the Operative Works, the Restoration Works and the Aftercare Works;

1.1	In this Agreement:

1.1.1	clause headings are for convenience only and do not affect its construction;

1.1.2	words denoting the singular include the plural and vice versa;

1.1.3	words denoting one gender include each gender and all genders.

1.2	In this Agreement, unless otherwise specified or the context otherwise requires, a reference to:

1.2.1	a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality);

1.2.2	a clause schedule or Annex is a reference to a clause of or schedule or Annex to this Agreement and a reference to this Agreement includes its Schedules and Annexes;

1.2.3	a paragraph is a reference to a paragraph of the Schedule or the Annex in which the reference appears;

1.2.4	a statutory provision is to be construed as a reference to such provision as amended, consolidated or re-enacted from time to time and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice and statutory guidance) made under the relevant statute.

1.2.5	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form; and

1.2.6	Save for clause 13.4 any reference to “party” or “parties” in this Agreement shall not include the Guarantor.

2.	TERMINATION OF THE FIRST GRAVEL AGREEMENT AND OWNERSHIP OF GRAVEL

2.1	The First Gravel Agreement is hereby determined but without prejudice to any antecedent claim by any party against any other party.

2.2	The parties hereby acknowledge that with effect from 22 January 1992 all Gravel on the Third Land belongs to the Owners (jointly) until paid for by SITA pursuant to clause 7.

2.3	The parties hereby acknowledge that with effect from 22 January 1992 all Gravel extracted from the Land is subject to the provisions of this Agreement (and in particular the provisions of clause 7 hereof) and that any stocks of Gravel stored on the Third Land but extracted from the Land belong to the Owners (jointly) until paid for by SITA pursuant to clause 7.

3.	RIGHT TO CARRY OUT THE WORKS

3.1	Brown & Sharpe and Lanz hereby grant to SITA during the Term the right subject to the provisions of the Planning Permission and the Waste Management Licence to enter onto the Owners’ Land for the purposes of executing and completing the Works and for all necessary purposes in connection therewith including the siting and retaining of plant machinery and vehicles the physical extraction of Gravel and Clay and its removal from the Owners’ Land the deposit on the Owners’ Land of Waste and its use for the infilling and restoration of the Void.

3.2	If by the 16 October 2025 SITA has not completed the Aftercare Works and surrendered the Waste Management Licence in accordance with the requirements of Environmental Law the Owners shall grant to SITA a licence to enter onto such part or parts of the Owners’ Land as are necessary to effect such surrender of the Waste Management Licence but for no other purpose whatsoever.

4.	OWNERS’ OBLIGATIONS

4.1	Brown & Sharpe and Lanz shall (each in respect of its own portion of the Owners’ Land and/or the Pink-Hatched Land) keep SITA informed of any matters affecting the Owners’ Land and/or the Pink-Hatched Land which might have or be capable of having any material effect upon SITA’s ability to carry out the Works and/or the Removal Works including any notices received by Brown & Sharpe or Lanz in respect of their own portion of the Owners’ Land and/or the Pink-Hatched Land any changes in tenancies affecting the Owners’ Land or any change in the ownership of the Owners’ Land or any part or parts thereof.

4.2

Brown & Sharpe and Lanz hereby agree to enter into any Planning Agreement required by the Local Authority in connection with the Planning Permission on terms satisfactory to Brown & Sharpe and Lanz acting reasonably PROVIDED THAT any Planning Agreement contains an indemnity by SITA in favour of Brown & Sharpe and Lanz against all actions proceedings claims demands and loss of any kind whatever arising out of and/or in connection with the performance or non-performance of any obligations on the part of SITA under the terms of the Planning Agreement.

4.3	Brown & Sharpe and Lanz shall pay the cost (if any) in excess of [ * ] in respect of the premium for the Environmental Insurance Policy.

4.4	The Owners shall not grant any new agricultural tenancies of the Owners’ Land during the Term save where they have obtained the prior written approval of SITA (such approval not to be unreasonably withheld or delayed) but shall be entitled to renew those agricultural tenancies in existence at the date of this Agreement being the Tenancy Agreement dated 14 January 1997 and made between Lanz (1) SITA (2) and Messrs. R. E. Barwick and R. D. Barwick (3) and the Tenancy Agreement dated 14 January 1997 and made between Brown & Sharpe (1) SITA (2) and Messrs. R. E. Barwick and R. D. Barwick (3)).

5.	SITA’S OBLIGATIONS

SITA covenants with Brown & Sharpe and Lanz as follows:

5.1	SITA shall at all times proceed diligently with the Works so as to complete the Works in accordance with the Planning Permission and the Waste Management Licence and so as to complete the extraction of Gravel by 31 December 2006 or as soon as possible thereafter;

5.2	SITA shall procure and at all times until the end of the Term maintain with a reputable insurance company an insurance policy in respect of employers third party and public liability and SITA hereby covenants to indemnify and keep indemnified Brown & Sharpe and Lanz against any claim for death or injury to persons and/or loss and/or damage to property arising out of the Works and/or the Removal Works or otherwise in pursuance of this Agreement and SITA shall within 28 days of receipt and at all times upon reasonable request produce to Brown & Sharpe and Lanz and each of them the policy or a certified copy thereof and all up-to-date endorsements thereon and premium receipts.

5.3	SITA shall:

5.3.1	within 10 working days of receipt of a written demand in respect of the cost of the premium for effecting the Environmental Insurance Policy pay to the Owners a maximum payment of [ * ]; and

5.3.2	during the Term ensure that no act or omission on the part of SITA shall directly or indirectly invalidate the Environmental Insurance Policy or render it ineffective.

5.3.3	* Confidential portion has been omitted and filed separately with the Commission

5.3.4

5.4	SITA shall (at no cost to the Owners) ensure that all licences permits consents and the like required for the execution and completion of the Works are obtained so as to allow the Works to proceed in accordance with the Planning Permission. SITA shall not agree to the amendment revision or alteration of, or apply for, any licence permit consent or the like without the prior written consent of the Owners (such consent not to be unreasonably withheld).

5.5	SITA shall throughout the Term comply with all statutes notices requirements regulations conditions and all other legally binding obligations including in particular (but without prejudice to the generality of the foregoing) all Environmental Law the conditions imposed in the Planning Permission and the Waste Management Licence in connection with the carrying out of the Works and/or the Removal Works.

5.6	SITA shall be responsible at all times during the Term for the payment of all taxes (including for the avoidance of doubt any aggregates tax) outgoings or expenses of an annual or recurring nature arising out of or in connection with its use of the Owners’ Land for the execution and completion of the Works including without limitation general and water rates.

5.7	SITA shall provide at its own expense all plant machinery and civil engineering operations required for or in connection with the Works.

5.8	SITA shall undertake all negotiations with any agricultural contractors of either of the Owners working on the Owners’ Land or any part or parts thereof and where any part or parts of the Owners’ Land shall be in actual use for agricultural purposes shall give to the Owners (or either of them as the case may be) and to their agricultural contractors reasonable notice in writing of the requirement of such part or parts of the Owners’ Land for or in connection with the Works in accordance with the Planning Permission provided that if any such part or parts of the Owners’ Land shall at the time of the giving of such notice be under crop then Brown & Sharpe and Lanz (or either of them as the case may be) shall not be required to release such part or parts of the Owners’ Land until such crop shall have been fully harvested unless SITA shall pay full compensation for standing crops.

5.9	SITA shall take all proper precautions so as to not interfere with or in any way adversely affect the carrying out of farming of any part or parts of the Owners’ Land not yet required for the Works and shall indemnify and keep indemnified Brown & Sharpe and Lanz (and each of them as the case may be) against any loss or damage suffered either by Brown & Sharpe and Lanz or by their agricultural contractors tenants or any other person or persons as a result of any breach of or non-compliance with this obligation.

5.10

SITA shall provide to each of the Owners within 4 weeks of receipt thereof copies of all material correspondence reports, notices and the like sent by SITA to or received by SITA from the Environment Agency, the Local Authority or any other government or local government body or agency in connection with the execution of the Works by SITA. For the avoidance of doubt all correspondence, reports, notices and the like which are sent or received in connection with any breach or potential breach of any condition or requirement of the Waste Management Licence and/or the Planning Permission shall be considered material for the purposes of this clause 5.10.

5.11	SITA shall forthwith assist the Owners in procuring the cancellation of entry number 3 of the charges register of title number MX150037.

6.	PHASING OF THE WORKS

Brown & Sharpe and Lanz shall (each in respect of its own land):

6.1	after consultation with SITA take the appropriate steps to release portions of the Owners’ Land from the current use or uses thereof to enable SITA to carry out the Works in accordance with the Planning Permission; and

6.2	consult with SITA as to the appropriate crop to be planted on any portion of the Owners’ Land in the two calendar years before such portion is reasonably expected to be required for the Works so as to allow SITA to proceed with the Works in accordance with the Planning Permission and plant accordingly.

7.	PAYMENT FOR GRAVEL

IT IS HEREBY AGREED by the parties as follows:

7.1	Subject to the provisions of clause 7.7 from 22 January 1992 onwards until all Gravel in or under the Land shall have been exhausted or until this Agreement shall be determined SITA shall purchase on the terms hereinafter described from the Owners in each Payment Year not less than the Minimum Tonnage of Gravel.

7.2	SITA shall purchase all Gravel extracted from the Land from the Owners at a price calculated in accordance with the following formula:

Price per tonne [ * ]

x   a

     b

Where a = the figure in the Department of the Environment, Transport and the Regions’ Monthly Bulletin Construction Indices for Civil Engineering Works index (Series 3) (aggregates) for the month immediately prior to the date of commencement of each year of the Term (the first year for the purposes of this clause commencing on the first day of the month in which excavation commenced on the Land and each subsequent year on the anniversary thereof) and where b = 834.0 being the index figure for the month of February 1986.

*	Confidential portion has been omitted and filed separately with the Commission

7.3	Payments in respect of Gravel (calculated in accordance with Clause 7.2 and on the basis of the accounts provided by it to the Owners as provided by sub-clause 7.8 hereof) shall be made by SITA on a monthly basis and shall be due within 7 days of receipt of a VAT invoice from the Owners provided that such payment shall not be due before the date which is 28 days after the end of each calendar month (provided that if any such payment shall not be made within such period then the whole of such payment due shall bear interest at an annual rate equal to 4% over the base rate from time to time of Lloyds Bank plc from the date on which the same first became due until payment in full).

7.4	For the avoidance of doubt it is agreed that if more than the Minimum Tonnage of Gravel shall be sold in any Payment Year SITA shall make payment in full for the amount actually sold at the then prevailing price per tonne subject to the set-off provisions in sub-clause 7.7.

7.5	In the event that more than the Minimum Tonnage of Gravel shall be so sold in any one Payment Year the Owners shall have the option (a) to permit SITA to postpone payment for the whole or part of the excess over the Minimum Tonnage of Gravel until the following Payment Year without interest being payable and (b) to treat the excess over the Minimum Tonnage of Gravel as representing part performance of SITA’s obligation to extract the Minimum Tonnage of Gravel during the following Payment Year.

7.6	In the event that less than the Minimum Tonnage of Gravel shall be sold in any one Payment Year SITA shall within 28 days after the end of the relevant Payment Year pay to the Owners an amount equal to the difference between the price which would have been payable in respect of the Minimum Tonnage of Gravel and the price payable in respect of the amount actually sold provided that in the Payment Year during which exhaustion of the Gravel takes place this obligation shall not apply and SITA shall pay in accordance with the terms of this Agreement only for such Gravel as is actually sold.

7.7	In the event that less than the Minimum Tonnage of Gravel shall be sold by SITA in any one Payment Year SITA shall have the right to offset the difference between the amount actually sold and the Minimum Tonnage of Gravel against the excess sold above the Minimum Tonnage of Gravel for the purposes of this clause in ensuing Payment Years until the difference is extinguished.

7.8	All Gravel removed from the Land shall be weighed and recorded over SITA’s weighbridge on the Third Land and within 14 days from the end of each calendar month during the Term SITA shall provide to each of the Owners an account showing the quantities of such Gravel extracted during the preceding calendar month and it shall provide evidence satisfactory to the Owners as to the accuracy of the quantities stated for each month and the Owners or their agents shall at all times be entitled to enter upon the Land and any part or parts thereof with or without workmen or equipment to check or measure quantities of Gravel extracted or sold from the Land or to verify any accounts provided by SITA in respect thereof.

7.9

While the Works are in the process of being carried out if SITA shall during the Term extract minerals from or tip material on any land adjoining the Owners’ Land and SITA shall transport such minerals or materials over the Owners’ Land or over part or parts thereof it shall request the Owners to permit such transportation and unless the same might substantially affect the Owners’ use or enjoyment of the Owners’ Land or any part or parts thereof the Owners shall permit the same over a strip of land in a position to be fixed by the Owners and not exceeding 10 metres in width (unless to do so would be in contravention of the conditions contained in the Waste Management Licence or imposed under the Planning Permission or any Planning Agreement or any regulations orders notices or requirements of any authority including the local planning and highway authorities) and SITA shall pay to the Owners within 28 days of the end of each calendar month during which such minerals or materials shall be so transported over the Owners’ Land a sum equal to a royalty of [ * ] of the revenue received by SITA for such minerals calculated in accordance with clause 7.2 of this Agreement and/or [ * ] of revenue calculated in accordance with clause 8 in respect of such materials (as the case may be) (provided that if any such payment shall not be made within such period then the whole of such payment due shall bear interest at an annual rate equal to 4% over the base rate from time to time of Lloyds Bank plc from the date on which the same first became due until payment in full).

7.10	In the first year and the last year of the Term, the amount of the Minimum Tonnage of Gravel shall be calculated pro rata based on the number of days in the Payment Year which fall within the first year or the last year of the Term (as the case may be) and SITA’s obligation to make payments to the Owners shall be adjusted accordingly.

8.	TIPPING OF WASTE

8.1	SITA shall procure the tipping of Waste (and no other materials) into the Void in accordance with all conditions contained in the Planning Permission, any Planning Agreement, the Waste Management Licence and all relevant laws including but not limited to Environmental Law.

8.2	During each Payment Year SITA shall pay to the Owners within 7 days of receipt of a VAT invoice from the Owners in respect of each Account submitted in accordance with clause 8.3.1 (provided that no payment shall become due before the date which is 28 days from the end of each calendar month) (the “Due Date”):

8.2.1	until such time as the aggregate of all charges (excluding landfill tax and VAT) levied by SITA in that Payment Year for the tipping of Waste into the Void equals the Income Threshold from time to time for that Payment Year [ * ] of all such charges levied during the previous calendar month (as set out in the Account to be provided to the Owners in accordance with Clause 8.3); and

*	Confidential portion has been omitted and filed separately with the Commission

8.2.2

8.2.3	after the aggregate of all charges (excluding landfill tax and VAT) levied by SITA in that Payment Year for the tipping of Waste into the Void exceeds the Income Threshold from time to time for that Payment Year [ * ] of all such charges levied during the previous calendar month (as set out in the Account to be provided to the Owners in accordance with Clause 8.3) in excess of such Income Threshold (if any)

Provided That if any payment due in accordance with this Clause 8.2 shall not be made by the Due Date then the whole of such payment due shall bear interest at an annual rate equal to 4% over the base rate from time to time of Lloyds Bank plc from the Due Date until such time as payment in full is received by the Owners.

8.3

8.3.1	SITA shall within 14 days from the end of each calendar month during the Term provide to each of the Owners a copy of the Account for the previous calendar month together with such evidence as is reasonably satisfactory to the Owners confirming the accuracy of the relevant Account and the Owners and their agents shall at all times after giving reasonable prior notice be entitled to enter upon the Land with or without workmen or equipment to check or measure quantities of Waste tipped in the Void or to verify any Account provided by SITA.

8.3.2	Once in every year during the Term SITA shall arrange for an independent auditor to certify the quantities of Waste tipped into the Void and charges made in respect thereof (the “Certificate”) and a copy of the Certificate shall be sent to each of the Owners no later than 28 days after the end of each calendar year after the date of this Agreement during the Term and in addition upon determination of this Agreement for whatever reason within 28 days from the date of such determination.

8.3.3	The Owners shall have the right to appoint their own auditors independently to verify the accuracy of any Account and/or any Certificate. SITA shall provide all necessary and reasonable assistance to such auditors including but not limited to the provision of copy documents and access to SITA’s operations on the Land. SITA agrees to reimburse the Owners for the cost of any such independent verification should any material discrepancy be identified between the amounts certified by the auditor appointed by the Owners and the amounts set out in the relevant Account and/or Certificate.

8.4	SITA shall (at no cost to the Owners) at all times during the execution and completion of the Works:

8.4.1	comply with all conditions contained in the Waste Management Licence and any further or additional requirements of the Environment Agency;

*	Confidential portion has been omitted and filed separately with the Commission

8.4.2

8.4.3	without prejudice to the provisions of clause 8.4.1;

(a)	ensure that all vehicles leaving the Land are properly cleaned so that no Waste or slurry is deposited on the public highway or on any adjoining land or road belonging to the Owners;

(b)	provide adequate site supervision at the Owners’ Land and in particular (without limitation) supervise the types of Waste to be tipped in the Void (in accordance with the provisions of this Agreement) the standard of sealing and restoration of the Owners’ Land and the prevention of spread of Waste or unauthorised tipping of Waste (or any other materials) on the Owners’ Land or on any adjoining land owned by the Owners or any other person;

(c)	maintain the low permeability clay (or such other material as is approved in writing by the Environment Agency) lining of each cell constructed to receive and contain Waste in accordance with the Waste Management Licence and upon completion of the deposit of Waste within each such cell maintain and protect the low permeability clay ( or such other material as is approved in writing by the Environment Agency) cap as required by the terms of the Waste Management Licence;

8.4.4	pay all rates taxes outgoings and assessments charged or imposed in respect of the Void and the infilling thereof and keep Brown & Sharpe and Lanz fully and effectually indemnified in respect of all claims requirements costs and demands whatsoever in respect of the same or otherwise in relation thereto;

8.4.5	not allow or cause or permit to be allowed or caused anything to be or become a nuisance or annoyance to the Owners or to the owners of land adjoining the Land in connection with the execution of the Works;

8.4.6	be responsible for and bear all the costs of and incidental to leachate control, disposal of waste water and other water emanating or discharging from the Void, gas monitoring and all other such systems as required by and in accordance with the Waste Management Licence and to provide all machinery and equipment for these purposes.

8.5	The Income Threshold shall be revised on each successive Quarter Day after the date of this Agreement (the date of each such revision being hereinafter referred to as the “Review Date”) so that the Income Threshold for each successive Quarterly Period is increased or decreased by the same proportion as the increase or decrease in the Index of Retail Prices as published by the Office for National Statistics (the “Index”) in accordance with the following formula:

y= a (b/c)

where:

y= the revised Income Threshold

a= the Income Threshold immediately prior to the Review Date

b= the value of the Index for the month which is two months earlier than the Review Date

c= the value of the Index for the month which is two months earlier than the date of this Agreement or (if later) the month which is two months earlier than the Review Date immediately preceding the current Review Date.

8.6	In the first year and the last year of the Term, the amount of the Income Threshold shall be calculated pro rata based on the number of days in the Payment Year which fall within the first year or the last year of the Term (as the case may be) and SITA’s obligation to make payments to the Owners shall be adjusted accordingly.

9.	DEED OF GRANT

9.1	SITA shall grant to Brown & Sharpe and Lanz and each of them for the duration of this Agreement only a right to pass and repass with or without plant vehicles and employees for all purposes in connection with and in accordance with this Agreement on and at all times to pass and repass over a route across the Third Land or certain part or parts thereof position to be agreed by the parties and in the event of failure to agree to be determined by referral to arbitration in accordance with clause 12 hereof so as to afford to Brown & Sharpe and Lanz and each of them and their respective successors in title the owners and occupiers from time to time of the Owners’ Land and each and every part thereof access to and egress from Holloway Lane for all purposes as aforesaid and at all times.

9.2	Brown & Sharpe and/or Lanz may at any time prior to the date which is 20 years and 364 days after the date of this Agreement serve written notice on SITA requiring it to execute a Deed of Grant in favour of the Brown & Sharpe and/or Lanz or their respective successors in title as aforesaid to convert the right into a permanent easement for the purposes set out in the Deed of Grant.

9.3	If so requested SITA shall (at no cost to SITA) assist Brown & Sharpe and/or Lanz and each of them to register the Deed of Grant when granted in accordance herewith to bind the Third Land and each and every part thereof in the hands of third parties and this obligation shall include assistance by SITA in the registration of a caution to protect this Agreement and the option to enter into the Deed of Grant contained in clause 9.1 and clause 9.2 of this Agreement.

9.4	Without prejudice to the foregoing provisions of this Clause 9, it is agreed that such right shall so far as reasonably practicable be granted upon the Third Land in such a position as to minimise any interference with the development of the Third Land.

9.5

In addition to the above provisions each of the Owners hereby agrees with the other that where it shall be necessary for the due implementation of this Agreement it shall grant to the other a right of way with or without vehicles plant and workmen over each portion of the Owners’ Land for all purposes in connection with the implementation of this Agreement and at all times during the Term the position and extent of such right to be determined by the Owners provided that the same shall not obstruct or interfere with the reasonable beneficial use or enjoyment of each portion of the Owners’ Land.

9.6.1	After the Deed of Grant has been entered into in accordance with sub-clause 9.2 Brown & Sharpe and Lanz shall on parting with any part or the whole of the Owners’ Land pay to SITA a sum amounting to [ * ] of the Development Up-lift Value of each such part or whole provided that the Development Up-lift Value shall be calculated in accordance with the market values prevailing at the time of the said alienation and not at the time of the Deed of Grant.

9.6.2	The Development Up-lift Value of each such part or whole as aforesaid shall be agreed between the parties or their respective surveyors but in the event of any disagreement or dispute the question shall be referred on the application of either party to an independent expert who shall be a Chartered Surveyor of not less than 15 years’ qualification and experience in the valuation of land for commercial industrial and residential development in the vicinity of the Owners’ Land such expert to be appointed by agreement of the parties or at the request of either party by the President for the time being of the RICS and whose decision shall be final and binding on the parties.

10.	REMOVAL WORKS

10.1.1	Brown & Sharpe, Lanz, and SITA acknowledge that SITA have, in accordance with planning permission, the First Gravel Agreement and the Deed of Counter-Indemnity, stored sub-soil and top-soil and constructed Monitoring Boreholes on the Pink-Hatched Land.

10.1.2	SITA acknowledges that its right to retain the soil stores and Monitoring Boreholes on the Pink-Hatched Land is by licence from Brown & Sharpe which may be terminated during the Term in accordance with the provisions of this clause 10.

10.1.3	SITA acknowledges that the Pink-Hatched Land may be required by Brown & Sharpe in connection with the development of their adjoining land fronting Bath Road.

10.2	SITA shall not object to any application for planning permission for the development of such adjoining land nor to the inclusion in such application of the Pink-Hatched Land provided that such development shall not in any way interfere with SITA’s execution and completion of the Works in accordance with this Agreement.

*	Confidential portion has been omitted and filed separately with the Commission

10.3

10.4	If Brown & Sharpe or any other party authorised by Brown & Sharpe seek planning permission for any form of development of the Pink-Hatched Land then SITA shall co-operate with Brown & Sharpe and shall as and when requested to do so by Brown & Sharpe or any party authorised by Brown & Sharpe enter into discussions and negotiations with the Local Authority and the Environment Agency with a view to facilitating the obtaining of all necessary consents for the Removal Works provided that:

10.4.1	such development shall not in any way interfere with SITA’s execution and completion of the Works in accordance with this Agreement; and

10.4.2	Brown & Sharpe shall meet all reasonable and proper costs incurred by SITA in relation thereto.

10.5	SITA shall keep Brown & Sharpe fully informed of any discussions and negotiations with the Local Authority and the Environment Agency in respect of SITA’s obligations under this clause 10 and shall send to Brown & Sharpe copies of all relevant correspondence and shall allow Brown & Sharpe and its planning consultants to attend and participate at any meetings held with the Local Authority and the Environment Agency provided that Brown & Sharpe and/or its planning consultants shall not be entitled to speak or to make any representations at such meetings.

10.6	Brown & Sharpe may give notice at any time during the Term to SITA requiring SITA to seek planning permission or a variation of the Planning Permission and modification of the Waste Management Licence together with any other required permits and/or consents (hereinafter referred to as the “Removal Works Permission”) to enable SITA to execute and complete the Removal Works.

10.7	Upon such a notice being served SITA shall then use all reasonable endeavours to obtain the Removal Works Permission in the shortest possible time and on the basis of establishing the most economical scheme for the Removal Works.

10.8	In seeking the Removal Works Permission SITA shall use all reasonable endeavours to agree with the Local Authority and/or the Environment Agency and/or the appropriate government body or agency (as appropriate) that the execution of the Removal Works need only be implemented when required by Brown & Sharpe.

10.9	SITA shall be under no obligation to appeal against any refusal of any of the Removal Works Permission save that Brown & Sharpe may require SITA to appeal against any such refusal as may be necessary for the execution of the Removal Works provided that Brown & Sharpe meets all SITA’s reasonable costs as and when arising and notified to Brown & Sharpe of any such appeal and provided that such appeal shall not in any way in SITA’s reasonable opinion jeopardise or adversely affect the ability of SITA to execute and complete the Works in accordance with this Agreement. Brown & Sharpe shall have a right of approval of the personnel to be used in the appeal and the method of conduct of it.

10.10

10.10.1	If immediate implementation of the Removal Works is required either by the Local Authority or by the Environment Agency then SITA shall proceed with the Removal Works in accordance with the Removal Works Permission; or

10.10.2	If SITA obtains the agreement of the Local Authority and/or (where necessary) the Environment Agency pursuant to sub-clause 10.7:

(a)	SITA shall be under no obligation to implement the Removal Works unless and until a Removal Notice is served by Brown & Sharpe requiring SITA to implement the Removal Works;

(b)	Brown & Sharpe shall be under no obligation to serve any Removal Notice but shall permit SITA at any time, at their own expense, to carry out the Removal Works; and

(c)	the Removal Notice to be served by Brown & Sharpe shall only be served when the Removal Works Permission has been obtained and within any time limits contained in the Removal Works Permission, and the Removal Notice must be for a minimum period of six months expiring between 1 July and 30 September in any year.

10.11	Immediately following either the Local Authority and (where necessary) the Environment Agency stipulating immediate implementation of the Removal Works in accordance with the Removal Works Permission or, where they have allowed delay, service of a Removal Notice by Brown & Sharpe, SITA shall seek no less than 2 quotations for undertaking the Removal Works, and for any ancillary works such as fencing, relocation of boreholes or changes in operational methods, all in accordance with the Removal Works Permission. These quotations and the proposed timetable for incurring costs and for payments to be made by Brown & Sharpe to SITA shall be submitted to Brown & Sharpe for approval such approval not to be unreasonably withheld or delayed. Any revisions or amendments to the cost quotations and/or timetable shall also be submitted to Brown & Sharpe for their approval such approval not to be unreasonably withheld or delayed.

10.12	In the event of any dispute as to whether the scheme of removal proposed by SITA, or the necessity for, or level of, costs incurred by SITA are reasonable, this dispute shall be put to arbitration in accordance with clause 12 of this Agreement.

10.13	Following approval by Brown & Sharpe of all the costs and the timetable for expenditure for execution of the Removal Works SITA shall diligently procure that the Removal Works proceed within the notice period and are executed and completed in accordance with the Removal Works Permission and that the Pink-Hatched Land is left clean and tidy upon completion of the Removal Works so as to leave no restriction on the use for any purpose of the Pink-Hatched Land all in accordance with the Removal Works Permission.

10.14.1	SITA’s reasonable costs in applying for the Removal Works Permission shall be met by Brown & Sharpe.

10.14.2	SITA’s reasonable costs in connection with the execution and completion of the Removal Works and all ancillary works shall be met by Brown & Sharpe, in accordance with the quotation and timetable for payments to be made by Brown & Sharpe to SITA or any amendments or revisions thereto previously approved by Brown & Sharpe in writing.

10.14.3	When SITA are entitled to repayment of costs in accordance with clauses 10.8 and/or 10.13 repayment shall be made by Brown & Sharpe within 14 days of receipt of SITA’s application for payment supported by evidence of the costs claimed provided that if any such payment shall not be made within such period then the whole of such payment due shall bear interest at an annual rate equal to 4% over the base rate from time to time of Lloyds Bank Plc from the date on which the same first became due until payment in full.

11.	BREACH AND DETERMINATION

11.1	In the event that SITA shall commit any breach or fail to perform or observe any of its obligations under this Agreement and shall within one month after receiving written notice from the Owners of such breach non-performance or non-observance or (where circumstances so require such shorter notice as the Owners shall consider reasonable) fail to remedy such breach or perform or observe such obligation or obligations then the Owners shall be at liberty forthwith by notice in writing to SITA to terminate this Agreement whereupon SITA shall (save where they are served with a notice pursuant to clause 11.5.2) immediately vacate the Owners’ Land and remove all plant and equipment therefrom but without prejudice to SITA’s liability to make payment for all Gravel sold from the Land up to the date of such determination and further without prejudice to Brown & Sharpe and/or Lanz’ right to damages for any loss or liability incurred by them as a result of any such breach non-performance or non-observance.

11.2	In the event that either or both of the Owners shall enter into a contract for the sale or shall obtain planning permission for development of not less than three quarters in area of that part of the Owners’ Land at the date of such contract or the grant of such planning permission (as the case may be) then remaining unworked under this Agreement then the Owners shall be entitled by notice in writing to SITA to determine this Agreement forthwith whereupon SITA shall vacate and remove all plant and equipment from the Owners’ Land without prejudice to SITA’s liability to pay for all Gravel sold from the Land up to the date of such determination provided that the Owners shall in such circumstances be liable to pay to SITA a sum equivalent to SITA’s net anticipated profit (as defined in sub-clause 11.4 hereof) in relation to the remaining unworked reserves of Gravel and the tipping of Waste on the Owners’ Land at the date of determination of this Agreement.

11.3

In the event that after the Operative Works shall have been completed but there shall remain uncompleted certain Restoration Works thereof and the Owners shall obtain planning permission for some other form of development of the Owners’ Land or any part or parts thereof the Owners may by notice in writing to SITA terminate this Agreement whereupon SITA shall vacate the Owners’ Land and remove all plant and equipment therefrom without prejudice to SITA’s liability to pay for all Gravel sold therefrom up to the date of such determination whereupon the Owners shall forthwith release SITA absolutely from any further liability in respect of the Restoration Works of the whole or such part or parts of the Owners’ Land (as the case may be).

11.4	For the purposes of sub-clause 11.2 hereof SITA’s net anticipated profit shall be calculated having regard to:

11.4.1	the price per tonne effective at the date of determination of this Agreement under this clause;

11.4.2	the tonnage of Gravel agreed by the parties as remaining unworked in the Land and the tipping in the Void so created in the Land or such part or parts thereof in relation to which this Agreement shall be determined (as the case may be);

11.4.3	the price prevailing at the date of such determination for the sale by SITA of processed gravel in the open market and the tipping revenue at that date in the open market;

11.4.4	all costs and expenses which SITA would or might have incurred in such processing; and

11.4.5	the value to SITA of its having been released from its restoration obligations hereunder and in the event of any dispute as to the amount payable to SITA the same shall be submitted to arbitration under clause 12 hereof.

11.5	If this Agreement is terminated pursuant to clause 11.1 SITA shall upon receipt of a notice in writing from Brown & Sharpe and/or Lanz either:

11.5.1	assist the Owners in procuring the agreement of the Environment Agency to the transfer of the Waste Management Licence to Brown & Sharpe or Lanz or to the Owners or the Owners’ nominee (as the case may be) and SITA shall upon receiving confirmation of such agreement forthwith arrange for the transfer of the Waste Management Licence to the party approved by the Environment Agency under the terms of the agreed transfer; or

11.5.2	forthwith take all such steps as are necessary to ensure that the Waste Management Licence is surrendered in accordance with the requirements of Environmental Law as quickly as possible and such notice shall expressly state whether SITA is to assist the Owners in accordance with clause 11.5.1 or surrender the Waste Management Licence in accordance with Clause 11.5.2

11.6

11.6.1

Where a notice terminating this Agreement is given to SITA pursuant to clause 11.1 stating that clause 11.5.1 applies SITA shall within 3 months of the transfer of the Waste Management Licence to Brown & Sharpe or Lanz or to the Owners or the Owners’ nominee (as the case may be) pursuant to clause 11.5.1 or within 6 months of the service of the notice pursuant to clause 11.1 (whichever is the earlier) pay to the Owners the Restoration Works and Aftercare Works Sum.

11.6.2	The Restoration Works and Aftercare Works Sum shall be the limit of SITA’s liability to the Owners in respect of the completion of the Restoration Works and Aftercare Works following the Termination Date.

11.7

11.7.1	Either SITA or the Owners may serve a written notice (a “Review Notice”) on the other stating that they wish amendments to be made to the assumptions contained in the Model including all costs filling rates inflation and discount rates (the “Assumptions”) and setting out the proposed amendments to the Model PROVIDED THAT a Review Notice may only be served after the Termination Date and must be received by the Owners or by SITA (as the case may be) within 15 working days of the Termination Date and must set out the reason(s) for the proposed amendments to the Assumptions;

11.7.2	If within 30 days of the date of receipt of a Review Notice served in accordance with clause 11.7.1 the Owners or SITA (as appropriate) have not served a notice in writing on the other stating that they are unable to agree to the amendments proposed in the relevant Review Notice the amendments proposed therein shall be deemed to have been accepted by all the parties to this Agreement and shall apply for the purposes of calculating the Restoration Works and Aftercare Works Sum;

11.7.3	If upon receipt of a Review Notice served in accordance with clause 11.7.1 the Owners or SITA (as appropriate) serve a notice (a “Counter Notice”) in writing on the other before the expiration of a period of 30 days from the date of receipt of that Review Notice stating that they are unable to agree to the amendments proposed in that Review Notice SITA and the Owners shall forthwith use all reasonable endeavours to agree amendments to the Assumptions to reflect any changes in the value of the criteria upon which the Assumptions are based with a view to agreeing a revised set of Assumptions and therefore a revised Model for calculating the Restoration Works and Aftercare Works Sum and any such agreement shall apply for the purposes of calculating the Restoration Works and Aftercare Works Sum;

11.7.4

If after service of a Counter Notice pursuant to clause 11.7.3 the Owners and SITA are unable to agree amendments to the Model by the date which is 14 days from the date of service of the relevant Counter Notice either SITA or the Owners may serve a notice in writing (a “Referral Notice”) on the other requiring the review of the Assumptions triggered by the service of the relevant Review Notice pursuant to clause 11.7.1 be referred to a suitably qualified environmental consultant whose identity shall be agreed between the parties SAVE THAT where the parties are unable to agree the identity of such a person within 7 days of the date of the Referral Notice then either party may refer the matter to the President for the time being of the Royal Institution of Chartered Surveyors requesting that he nominate a suitably qualified person to determine the amendments to be made to the Assumptions proposed in the Review Notice served by the Owner or SITA (as the case may be)

and the parties hereby agree to be bound by the decision of the person selected in accordance with this clause 11.7.4.

11.8

11.8.1	Where a notice given to SITA pursuant to clause 11.1 states that SITA is to assist the Owners in accordance with clause 11.5.1 the Owners shall grant to SITA a licence to enter onto the Owners’ Land until such time as the Waste Management Licence is transferred to Brown & Sharpe or Lanz or to the Owners or the Owners’ nominee (as the case may be) for the purpose of complying with its obligations under the Waste Management Licence.

11.8.2	Where a notice given to SITA pursuant to clause 11.1 states that SITA is to take all steps to surrender the Waste Management Licence in accordance with clause 11.5.2 the Owners shall grant to SITA a licence to enter onto the Owners’ Land for the purpose of surrendering the Waste Management Licence in accordance with clause 11.5.2.

11.9	If this Agreement is terminated pursuant to clause 11.2 or clause 11.3 SITA shall upon receipt of a notice in writing from Brown & Sharpe and/or Lanz assist the Owners in procuring the agreement of the Environment Agency to the transfer of the Waste Management Licence to Brown & Sharpe or Lanz or to the Owners’ nominee and SITA shall upon receiving confirmation of such agreement forthwith arrange for the transfer of the Waste Management Licence to the party approved by the Environment Agency under the terms of the agreed transfer.

12.	ARBITRATION

Except as provided in clause 9.6.2 hereof in the event that the parties shall disagree as to any matter under this Deed such matter may be referred to arbitration by any of the parties on giving one month’s notice to the other parties of their intention to do so. The arbitrator shall be a member of the Royal Institution of Chartered Surveyors having not less than 10 years experience since qualification relevant to the subject matter forming the reference to arbitration pursuant to this clause 12 and if the parties shall be unable to agree as to the appointment of the arbitrator then he shall be appointed by the President of the Royal Institution of Chartered Surveyors upon the application of any of the parties. Costs of the application shall be in the award of the arbitrator.

13.	GENERAL

13.1	Any notices or proceedings in Court in respect of this Agreement shall be sufficiently served if sent by ordinary first class or registered or recorded delivery post to the parties at their address as hereinbefore set out or to their solicitors and service shall be deemed to be made on the day after posting and in proving such service it shall be sufficient to prove that the envelope containing the relevant document was properly addressed stamped and posted.

13.2	Brown & Sharpe and Lanz hereby covenant with SITA that if at any time during the Term either one of them (the “Selling Owner”) intends to dispose of their interest in their respective portion of the Owners’ Land to a third party (a “Purchaser”) the Selling Owner shall ensure that on or before the date of completion of such disposal the Purchaser enters into a deed of covenant with the other Owner and SITA to observe and perform all the obligations in this Agreement insofar as they apply to the Selling Owner and insofar as they relate to that part of the Owners’ Land which is to then vested in the Purchaser.

13.3	The benefit of the Agreement may be assigned in whole (but not in part) by SITA with the consent of Brown & Sharpe and Lanz such consent not to be unreasonably withheld or delayed; and

13.4

13.4.1	Subject to clause 13.4.2 each party to this Agreement shall keep confidential and not disclose to any third party any information supplied to them by the other parties or any adviser, consultant or employee of those parties or any subsidiary or holding company or subsidiary of such holding company of any party save to the extent the same is already in the public domain.

13.4.2	A party shall not be in breach of the requirement for confidentiality contained in clause 13.4.1 by reason of any disclosure where such disclosure is:

(a)	required to be made pursuant to any legal or regulatory requirement;

(b)	made to an adviser of any party to this Agreement; or

(c)	made to a potential third party purchaser where such party has agreed to be bound on the same terms as this clause 13 regarding confidentiality.

14.	INDEMNITY

14.1	The Deed of Counter-Indemnity is hereby determined but without prejudice to any antecedent claim by any party against any other party.

14.2	SITA hereby indemnifies and agrees to keep indemnified Brown & Sharpe and Lanz from and against all actions proceedings claims demands and loss of any kind whatsoever which arise out of or in connection with SITA’s performance or non-performance of its obligations pursuant to:

14.2.1	this Agreement;

14.2.2	the S.106 Agreement;

14.2.3	the Waste Management Licence;

14.2.4	the Removal Works; and

14.2.5	the Planning Permission.

14.3	If SITA is required to undertake the Removal Works in accordance with clause 10 of this Agreement then upon completion of the Removal Works SITA shall be released from its obligations and liabilities under this clause 14 in respect of the Pink-Hatched Land and the indemnity given by SITA under this Agreement shall cease as regards the Pink-Hatched Land.

14.4	SITA hereby agrees to notify Brown & Sharpe and Lanz in writing immediately upon becoming aware of any event or omission which is (or may with the passage of time give rise to) a breach of the terms of any of the agreements and/or obligations set out in clause 14.2 and of any proceedings or steps or possible or threatened proceedings or steps taken or instituted by the Local Authority and/or the Environment Agency and/or any third parties in respect of any breach or alleged breach of such agreements and/or obligations.

15.	GUARANTEE

15.1	The Guarantor hereby undertakes forthwith to execute and deliver to Brown & Sharpe and to Lanz the Guarantee.

15.2	Should the net asset value of the Guarantor at any time during the Term fall to a value which is less than half of the Baseline Value SITA hereby covenants with Brown & Sharpe and Lanz that it shall within a reasonable time (and in any event within 3 months) after receiving written notice from Brown & Sharpe or Lanz procure the execution of a new Guarantee by a new Guarantor whose current net worth is a least equal to the Baseline Value and, for the avoidance of doubt, the provision of this Clause 15.2 shall apply equally to that replacement Guarantor and to any subsequent Guarantors throughout the Term.

15.3

15.3.1	SITA SA and SITA shall, within two months of any resolution of the shareholders of SITA SA which is passed in order to extend the corporate existence of SITA SA (and in any event no later than 10/09/2017), deliver to BROWN & SHARP and to LANZ a certified copy of such shareholders’ resolution and a corporate registry certificate (extrait k-Bis or equivalent) providing evidence of such extension.

15.3.2	If SITA SA and SITA fail so deliver the items referred to in clause 15.3.1 by 10/09/2017 SITA SA and SITA must, within 60 working days of 10/09/2017, jointly deliver a duly executed and binding additional guarantee on the same terms as the Guarantee (but which shall not replace the Guarantee) given by a new Guarantor whose net worth at the time of delivery of such additional guarantee shall be at least equal to the Baseline value.

15.3.3	The provisions of Clause 15.3.1 and 15.3.2 above shall apply in the case of any extension of the corporate existence of SITA SA or any additional or replacement Guarantor which will itself expire before the end of the Term (save that references to the date of 10/09/2017 shall be deemed references to a date being 10 months before the expiry of such corporate existence).

15.4	The assignment of SITA’s obligations in accordance with clause 13.3 shall not release or be deemed to release SITA SA from the obligations contained in the Guarantee executed pursuant to clause 15.1 and the Guarantee shall continue in full force and effect unless a substitute guarantor of at least equal standing to SITA SA as at the date of this Agreement and acceptable to both of the Owners has assumed SITA SA’s obligations under the Guarantee.

16.	OPTION TO PURCHASE

16.1	SITA hereby grants to Brown & Sharpe an option to require SITA to take a transfer of the First Land (or such part thereof as Brown & Sharpe may require) on the terms of this clause 16.1.

16.1.1	The transfer referred to in Clause 16.1 shall be made with limited title guarantee and will be for a nominal consideration of One Pound (£1.00).

16.1.2	A Put Option may be exercised at any time in relation to the First Land (or such part thereof as Brown & Sharpe may require) by Brown & Sharpe signing and serving a Put Option Notice in respect of such land at any time within the Put Option Period.

16.1.3	A Put Option Notice may relate to the First Land or to any part thereof as Brown & Sharpe may require and there shall be no restriction upon the number of Put Option Notices which Brown & Sharpe may serve.

16.1.4	A Put Option may not be exercised by Brown & Sharpe more than once in relation to any particular parcel of the First Land.

16.2	SITA hereby grants to Lanz an option to require SITA to take a transfer of the Second Land (or such part thereof as Lanz may require) on the terms of this clause 16.2.

16.2.1	The transfer referred to in Clause 16.2 shall be made with limited title guarantee and will be for a nominal consideration of One Pound (£1.00).

16.2.2	A Put Option may be exercised in relation to the Second Land (or such part thereof as Lanz may require) by Lanz signing and serving a Put Option Notice in respect of such land at any time within the Put Option Period.

16.2.3	A Put Option Notice may relate to the Second Land or to any part thereof as Lanz may require and there shall be no restriction upon the number of Put Option Notices which Lanz may serve.

16.2.4	A Put Option may not be exercised by Lanz more than once in relation to any particular parcel of the Second Land.

16.3	If a Put Option Notice is served pursuant to either clause 16.1 or clause 16.2 the relevant transfer shall be completed on the date 10 working days after the date of the Put Option Notice and the transfer shall contain statements that the transfer is made with limited title guarantee, and that:

16.3.1	the disposition effected by the transfer is made subject to the matters contained or referred to in the contract between the transferor and the transferee providing for the transfer;

16.3.2	the land transferred will not enjoy any rights, easements or other matters over land retained by the transferor except those (if any) which are specifically granted by the transfer; and

16.3.3	the transferee covenants on its own behalf and on behalf of its successors in title to observe and perform the covenants and other matters contained or referred to in the registers of title of the land transferred so far as they affect the land transferred and are capable of being enforced and to indemnify the transferor and keep the transferor indemnified against any liability arising from any future failure to observe or perform them.

17.	EXTRACTION OF AND PAYMENT FOR CLAY

17.1	During the course of executing and completing the Operative Works SITA may extract and purchase Clay from the Owners on the terms set out in this clause 17.

17.2	Subject to the provisions of clause 17.9 SITA shall purchase all Clay extracted during any Payment Year:

17.2.1	where used by SITA or a group company of SITA in connection with its landfill operations at another site at the Price for Clay prevailing for that Payment Year; or

17.2.2	where sold to a third party at a price equal to [* ] of the price at which such Clay is sold to that third party.

17.3	If the Owners’ Representative (acting reasonably) considers that the price for clay has on average over the course of any Payment Year (including for the avoidance of doubt the first Payment Year after the date of this Agreement) increased by a factor of 200% or more in comparison with the Price for Clay paid by SITA during that Payment Year he may during the final Quarterly Period in that Payment Year and in any event no later than 1st December give notice (a “Review Notice”) to SITA pursuant to this clause 17.3 that the Price for Clay is to be reviewed in accordance with the provisions of clause 17.5 and 17.6.

17.4	For the avoidance of doubt if the Owners’ Representative has not during any Payment Year given a Review Notice to SITA in the final Quarterly Period of that Payment Year and on or before 1st December the Price for Clay shall remain unchanged unless it is increased as result of a Review Notice being given to SITA in accordance with this clause 17 in any successive Payment Year;

17.5	On receipt of a Review Notice SITA and the Owners’ Representative shall negotiate in good faith in order to agree a fair Price for Clay taking into account:

(a)	the average price for clay over the course of the preceding Payment Year as evidenced by prices taken from a minimum of 2 sources of clay to be selected by the Owners’ Representative from within south-east England; and

(b)	* This confidential portion has been omitted and filed separately with the Commission

(c)	the cost of transportation of such clay to the Owners’ Land

17.6	If SITA and the Owners’ Representative are unable to agree a reviewed Price for Clay in accordance with clause 17.5 within 21 days of receipt of the Review Notice by SITA then either party shall be entitled to refer the matter to the President for the time being of the Royal Institution of Chartered Surveyors with a request that a person with at least 10 years experience in dealing with disputes relating to clay or mineral extraction is selected as soon as possible and in any event no later than 5 working days after receipt of such request to determine the fair Price for Clay and that the person so selected shall be required to make such determination within 30 days of being selected and the parties hereby acknowledge that any such determination shall be final and binding upon them.

17.7	Following an increase in the Price for Clay as a result of a review in accordance with this clause 17 the increased Price for Clay shall apply to all Clay extracted and purchased by SITA during the Payment Year next following the Payment Year in which the Review Notice in consequence of which the Price for Clay has been increased was served and in subsequent Payment years until a further increase in the Price for Clay shall be agreed or determined.

17.8	If after a Review Notice has been given to SITA the revised Price for Clay has not been agreed in accordance with clause 17.5 or has not been determined in accordance with clause 17.6 by the beginning of the next Payment Year the Price for Clay shall remain unaltered until the Price for Clay is so agreed or determined and upon such agreement or determination the revised Price for Clay shall apply retrospectively from the beginning of the Payment Year in which such agreement or determination takes place.

17.9	SITA shall during the Term make payment to the Owners within 7 days of receipt of a VAT invoice from the Owners in respect of each Clay Account submitted in accordance with clause 17.10 provided that no payment shall be required to be made before the date which is 28 days from the end of the calendar month in respect of the relevant Clay Account (the “Due Date”) for Clay extracted from the Owners’ Land during the previous calendar month such payment to be calculated in accordance with clause 17.2 and on the basis of the accounts provided by SITA to the Owners pursuant to clause 17.10 (provided that if any such payment shall not be made within such period then the whole of such payment due shall bear interest at an annual rate equal to 4% over the base rate from time to time of Lloyds Bank plc from the date on which the same first became due until payment in full).

17.10	All Clay extracted from the Owners’ Land shall be weighed and recorded over SITA’s weighbridge on the Third Land and within 14 days from the end of each calendar month during the Term SITA shall provide to each of the Owners an account (the “Clay Account”) in accordance with the provisions of clause 17.11 showing for the preceding calendar month:

(a)	the quantity of Clay extracted from the Owners’ Land;

(b)	the quantity of Clay used by SITA for the purposes of its own landfill operations at another site; and

(c)	the quantity of, and the price charged for, Clay sold to each and every third party.

17.11

17.11.1	SITA shall provide such evidence as is necessary to verify the accuracy of the relevant Clay Account provided to each of the Owners pursuant to clause 17.10

17.11.2	the Owners and their agents shall at all times after giving reasonable prior notice be entitled to enter upon the Land with or without workmen or equipment to check or measure quantities of Clay extracted from the Owners’ Land or to verify any Clay Account provided by SITA.

17.11.3	Once in every year during the Term SITA shall arrange for an independent auditor to certify the quantities of Clay extracted from the Owners’ Land and any payment received in respect thereof (the “Certificate”) and a copy of the Certificate shall be sent to each of the Owners no later than 28 days after the end of each calendar year after the date of this Agreement during the Term and in addition upon determination of this Agreement for whatever reason within 28 days from the date of such determination.

17.11.4	The Owners shall have the right to appoint their own auditors independently to verify the accuracy of any Clay Account and/or any Certificate. SITA shall provide all necessary and reasonable assistance to such auditors including but not limited to the provision of copy documents and access to SITA’s operations on the Land. SITA agrees to reimburse the Owners for the cost of any such independent verification should any material discrepancy be identified between the amounts certified by the auditor appointed by the Owners and the amounts set out in the relevant Clay Account and/or Certificate.

18.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

19.	NO LEASE

The parties hereby acknowledge that SITA has no right to exclusive possession of the Owners’ Land and that no tenancy or lease or partnership is created by or under the terms of this Agreement.

20.	GOVERNING LAW

This agreement, and all disputes or claims arising out of or in connection with it, shall be governed by and construed in accordance with English law

IN WITNESS whereof the parties hereto have hereunto caused their respective Common Seals to be affixed the day and year first before written.

( EXECUTED AS A DEED by BROWN &
( SHARPE GROUP LIMITED in the (presence of:

Director

Directory/Secretary

( EXECUTED AS A DEED by LANZ FARM
( LIMITED in the presence of:

Director

Director/Secretary

( EXECUTED AS A DEED by S.I.T.A.
( PRODUCTS AND SERVICES LIMITED
( in the presence of:

Director

Director/Secretary

( Executed as a Deed and delivered by
( SITA SA by the signature of its President
( and a director/a directeur general

President

Director/Directeur General

DATED 25th April 2001

DEED OF ASSIGNMENT

BROWN & SHARPE GROUP LIMITED

and

BNS COMPANY (PROPERTY HOLDINGS) LIMITED

Robinsons Solicitors

83 Friar Gate

21. DERBY

DE1 1FL

Tel: (+44) (0)1332 291431

Fax: (+44) (0)1332 291461

http://www.robinsons-solicitors.co.uk

info@robinsons-solicitors.co.uk

DEED OF ASSIGNMENT

DATE 25th April 2001

22.	PARTIES

(1)	Brown & Sharpe Group Limited (Company Registration No. 1409379) of Metrology House Halesfield 13 Telford Shropshire TF7 4PL (the “Brown & Sharpe”)

(2)	BNS Company (Property Holdings) Limited (Company Registration No. 4129078) of Metrology House Halesfield 13 Telford Shropshire TF7 4PL (the “New Owner”)

22.1	RECITALS

(A)	This deed is entered into pursuant to an agreement relating to gravel extraction, landfilling restoration and aftercare works (the “Consolidated Gravel Agreement”) dated 10th November 2000 made between (1) Brown & Sharpe Group Limited, (2) Lanz Farm Limited, (3) S.I.T.A. Products & Services Limited and (4) SITA SA

(B)	The New Owner has become the owner of the land on the north side of Bath Road Hillingdon and to the north of Bath Road Heathrow in H M Land Registry Title Numbers MX 150037 and AGL 3384

WITNESSES:

1	In this deed defined terms shall bear the same meaning as in the Consolidated Gravel Agreement a copy of which is annexed to the Partnership Deed

2	Subject to the terms and provisions of the Consolidated Gravel Agreement Brown & Sharpe Group Limited hereby assigns any and all benefits and rights under the Consolidated Gravel Agreement (whether accrued or not) to the New Owner.

I N W I T N E S S of which this deed has been executed and is delivered on the date appearing as the date of this deed

The Common Seal of Brown & Sharpe Group

Limited was hereunto affixed

in the presence of:

Director

Director/Secretary